SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 3, 2008

ROYAL EQUINE ALLIANCE CORPORATION
(Name of Registrant as specified in its charter)

Nevada	20-4076559
(State or other jurisdiction of	(I.R.S. Employer
incorporation or jurisdiction)	Identification Number)

269 South Beverly Drive, Suite 1222
Beverly Hills, California 90212
 (Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 882-6830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this report, the terms "we", "us", "our", or the "Company" refers to Royal Equine Alliance Corporation, a Nevada corporation.

Item 5.01	Changes of Control of Registrant

On March 3, 2008, Michael Schlosser, the holder of 3,500,000 shares of common stock of the Company, representing 71.43% of the Company’s issued and outstanding shares of Common Stock, sold his shares of Common Stock in a private transaction to Demitro Marianovich.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 3, 2008, Michael Schlosser resigned as an officer of the Corporation and as a member of the Board of Directors of the Company. To the knowledge of the Board of Directors, Michael Schlosser had no disagreement with the Company on any matter related to the Company's operations, policies or practices.

Michael Schlosser has appointed Demitro Marianovich as the sole member of the Board of Directors and as President and Chief Executive Officer.At this time, no employment agreements have been executed and no compensation arrangements have been finalized.

Demitro Marianovich biography is below:

Demitro Marianovich, President and Chief Executive Officer, joined the Company on March 3, 2008.  From July 2005 through December 2007, Mr. Marianovich served in various capacities in GRA Company, an car audio equipment distribution company.  From June 1996 through June 2005, Mr. Marianovich served as Sales Manager and most recently as Strategic Manager for Information Computer Systems Company, an computer engineering services and network solutions provider. From January 1995 to May 1996, Mr. Marianovich was employed by IV Communications Company, a provider of computer and computer network services, as Senior  Sales Manager. From 1992 through 1995 Mr. Marianovich  served in various capacities in INKO Joint Stock Bank in Ukraine. Mr. Marianovich received a MS degree from the Ukrainian Agriculture Academy.

Item 9.01.	Financial Statements and Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Royal Equine Alliance Corporation
(Registrant)

Date: March 19, 2008	By:	/s/ Demitro Marianovich
Demitro Marianovich
Chief Executive Officer